UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 2)

                         Sterling Chemicals, Inc.
                             (Name of Issuer)

                       Common Stock, $0.01 par value
                      (Title of Class of Securities)

                                858903 10 7
                              (CUSIP Number)

         Check the following box if a fee is being paid with
this statement: [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                 Page 1 of __


______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 858903 10 7       |     13G     | Page   2    of ______ Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Morgan Stanley Group Inc.                                     |
|    |      13-2838811                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |X| |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 57,700                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           57,700                                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          <1                                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       CO                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 858903 10 7       |     13G     | Page   3    of ______ Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      The Morgan Stanley Leveraged Mezzanine Fund, L.P.             |
|    |      13-3284523                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |X| |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |           Delaware                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           -0-                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          -0-                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       PN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 858903 10 7       |     13G     | Page   4    of ______ Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      CIGNA Corporation                                             |
|    |      06-1059331                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |X| |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) | | |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Delaware                                                |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             -0-                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             -0-                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       HC                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 858903 10 7       |     13G     | Page   5    of ______ Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Connecticut General Life Insurance Company                    |
|    |      06-0303370                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |X| |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Connecticut                                             |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             -0-                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             -0-                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       IC                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 858903 10 7       |     13G     | Page   6    of ______ Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      CIGNA Property and Casualty Insurance Company                 |
|    |      06-0237820                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |X| |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Connecticut                                             |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             -0-                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             -0-                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       IC                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer.

               Sterling Chemicals, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices.

               1200 Smith Street
               Suite 1900
               Houston, TX  77042-4312

Item 2(a).  Name of Person Filing.

               CIGNA Corporation ("CIGNA")

               Connecticut General Life Insurance Company
                 ("Connecticut General")

               CIGNA Property and Casualty Insurance Company
                 ("CIGNA Property")

               Morgan Stanley Group Inc. ("Morgan Stanley")

               The Morgan Stanley Leveraged Mezzanine Fund, L.P.
                 (the "Fund")

               In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

               The address of the principal business and principal office of each of Morgan Stanley and the Fund is 1251 Avenue of the Americas, New York, New York 10020.

               The address of CIGNA is One Liberty Place, Philadelphia, Pennsylvania 19192. The address of Connecticut General is 900 Cottage Grove Road, Bloomfield, Connecticut 06002. The address of CIGNA Property is Two Liberty Place, Philadelphia, PA 19192.

Item 2(c).  Citizenship.

               Each of the persons filing this statement is a corporation or limited partnership organized under the laws of a state of the United States.

Item 2(d).  Title of Class of Securities.

               This statement relates to the Company's Common Stock, $.01 par value per share.

Item 2(e).  CUSIP Number.

               858903 10 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                 _
         (a)    |_|        Broker or dealer registered under Section 15 of the
                           Act,
                 _
         (b)    |_|        Bank as defined in Section 3(a)(6) of the Act,
                 _
         (c)    |_|        Insurance Company as defined in Section 3(a)(19) of
                           the Act,
                 _
         (d)    |_|        Investment Company registered under Section 8 of
                           the Investment Company Act,
                 _
         (e)    |_|        Investment Advisor registered under Section 203 of
                           the Investment Advisers Act of 1940,
                 _
         (f)    |_|        Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or Endowment
                           Fund; see Section 240.13d-1(b)(1)(ii)(F),
                 _
         (g)    |_|        Parent Holding Company, in accordance with Section
                           240.13d-1(b)(1)(ii)(G) (Note:  See Item 7),
                 _
         (h)    |_|        Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(H).

               Not applicable.


Item 4.  Ownership.

(a) Amount Beneficially Owned:

   No shares of Common Stock are beneficially owned by the group.

   Morgan Stanley holds 57,700 shares of Common Stock for clients over which it exercises investment discretion. Such shares represent less than 1% of the outstanding Common Stock based on the 55,673,991 shares of Common Stock reported to be outstanding in the Company's report on Form 10-K filed for the fiscal year ended September 30, 1994.

(b) Percent of Class                                     -0-

(c) Deemed Voting Power and Disposition Power

                                                                                          Deemed to have      Deemed to have
                                            Deemed to have         Deemed to have         sole power to       shared power to
                                            sole power to          shared power to        dispose or to       dispose or to
                                            vote or to direct      vote or to direct      direct the          direct the
                                            the vote               the vote               disposition         disposition
                                            -----------------      -----------------      ---------------     ----------------

Morgan Stanley Group Inc.                           -0-                    -0-                 57,700                -0-
The Morgan Stanley Leveraged Mezzanine              -0-                    -0-                  -0-                  -0-
Fund, L.P.
Connecticut General                                 -0-                    -0-                  -0-                  -0-
CIGNA Corporation                                   -0-                    -0-                  -0-                  -0-
CIGNA Property                                      -0-                    -0-                  -0-                  -0-

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               See Exhibit A.

Item 8.   Identification and Classification of Members of the Group.

               See Exhibit B.

Item 9.   Notice of Dissolution of Group.

               All shares of Common Stock owned by the group were sold during 1994, resulting in the termination of the group. All further filings with respect to transactions in or ownership of the Company's Common Stock will be filed, if required, by members of the group in their individual capacities.

Item 10.  Certification.

               Not applicable.



                                SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1995


                                       MORGAN STANLEY GROUP INC.


                                           /s/ PETER R. VOGELSANG
                                       By:____________________________
                                          Name:  Peter R. Vogelsang
                                          Title: Authorized Secretary


                                       THE MORGAN STANLEY LEVERAGED
                                         MEZZANINE FUND, L.P.

                                       By Morgan Stanley Leveraged
                                          Capital Fund, Inc., as
                                          general partner


                                            /s/ PETER R. VOGELSANG
                                       By:____________________________
                                        Name:   Peter R. Vogelsang
                                        Title:  Secretary



                                       CIGNA CORPORATION

                                            /s/ DAVID C. KOPP
                                       By:____________________________
                                          Name:  David C. Kopp
                                          Title: Assistant Corporate
                                                 Secretary


                                       CONNECTICUT GENERAL LIFE
                                         INSURANCE COMPANY


                                            /s/ DAVID C. KOPP
                                       By:____________________________
                                          Name:  David C. Kopp
                                          Title: Assistant Corporate
                                                 Secretary


                                       CIGNA PROPERTY AND CASUALTY
                                         INSURANCE COMPANY

                                            /s/ DAVID C. KOPP
                                       By:____________________________
                                          Name:  David C. Kopp
                                          Title: Assistant Corporate
                                                 Secretary

Attention:  Intentional misstatements or omissions of fact constitute Federal
            Criminal violations (see 18 U.S.C. 10001).


                             Index of Exhibits
                             -----------------
                                                                         Page
                                                                         ----
Exhibit 99.A   Identification of Parent Holding Companies
               Pursuant to Item 7

Exhibit 99.B   Identification of Members of the Group
               Pursuant to Item 8

Exhibit 99.C   Secretary's Certificate